SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 1, 2010

MANHATTAN BANCORP

(Exact name of registrant as specified in its charter)

California	333-140448	20-5344927
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employee
incorporation or organization)		Identification No.)

2141 Rosecrans Avenue, Suite 1160, El Segundo, CA 90245

(Address of principal executive offices)

(Zip code)

(310) 606-8000

(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of directors or certain officers; election of directors; appointment of certain officers; compensatory arrangements of certain officers.

On March 1, 2010, Manhattan Bancorp (the “Company”), and its wholly owned banking subsidiary, Bank of Manhattan, N.A. (the “Bank”) entered into an Employment Agreement (the “Agreement”) with Mr. Deepak Kumar (the “Executive”) pursuant to which Mr. Kumar has agreed to serve as President and Chief Executive Officer of the Company and of the Bank and to also serve as a director of the Bank.

Mr. Kumar, age 45, previously served, from 2008 to 2009, as Chief Operating Officer at Schwab Bank, San Francisco, California, a wholly-owned banking subsidiary of Charles Schwab & Company with approximately $30 billion in assets.  Prior to his move to Schwab Bank, he served, from 2006 to 2008, as Managing Director/National Business Head for Consumer Lending at Citibank, New York, New York.  During 2006 he served as the Chief Financial Officer of Citibank West, FSB, the second largest S&L in the United States with approximately $150 billion in assets.  From 2001 to 2006, Mr. Kumar served in various positions at Wells Fargo Bank, San Francisco, California, including serving as a Senior Vice President and Chief Financial Officer of the bank’s retail and institutional channels within the Home & Consumer Finance Corporation.

Mr. Kumar, a Chartered Accountant, received his MBA from the University of San Francisco in 1991 and his undergraduate degree in Economics  from St. Xavier’s College ( University of Calcutta) in 1986.

The Employment Agreement with Executive commenced on March 1, 2010, has an indefinite term, and is terminable at will by Mr. Kumar or by Manhattan Bancorp or the Bank.  The Agreement provides, among other things, for the following:

•                  An initial annual base salary of Two Hundred Ninety-Five Thousand Dollars ($295,000) through March 1, 2011.  On March 1, 2011, the annual base salary will be increased to Three Hundred Twenty-Five Thousand Dollars ($325,000);

•                  Annual bonuses payable in the sole discretion of the Board of Directors not to exceed a maximum of one times Executive’s base salary;

•                  Not less than four (4) weeks vacation for each year of the term of the Agreement;

•                  A grant in April 2010 of options to purchase 40,000 shares of the common stock of the Company with an exercise price equal to the greater of the tangible book value per share of common stock and the fair market value of the common stock of the Company on the date of grant (the “Original Grant Date Exercise Price”), which options will be exercisable for a term of ten (10) years and will vest in equal installments over a three-year (3) period, with the first installment to vest one year from the date of grant;

•                  A grant no later than July 31, 2010 of options to purchase 80,000 shares of the Company’s common stock at an exercise price equal to the greater of the tangible book value per share of the stock and the fair market value of the stock on the date of grant of such options (the “Subsequent Grant Date Exercise Price”); provided, however, if the Subsequent Grant Date Exercise Price is greater than the Original Grant Date Exercise Price, then the number of shares issuable upon exercise of the Options to be granted shall be adjusted in accordance with the terms of the Agreement;

•                  In the event the Subsequent Grant Date Exercise Price is greater than the Original Grant Date Exercise Price, and provided the Company shall have in place an equity incentive plan approved by the Board and the Company’s shareholders prior to July 31, 2010 that allows for the grant of restricted stock awards, then Executive will be granted an award of restricted shares of the common stock of the Company equal to the difference between 120,000 and the total number of shares which may be purchased by Executive upon the exercise of options that are granted to Executive under the Agreement. Any such award of restricted stock shall provide that the shares of restricted stock shall vest in three equal installments over a three year period with the first such installment to vest one year from the date of grant;

•                  Group health and other insurance benefits on the same terms made available to all salaried employees;

•                  An executive membership to a local country club at the Company’s expense;

•                  Certain benefits to facilitate the relocation of the Executive to Southern California in addition to a relocation bonus of $150,000;

•                  In the event of Executive’s involuntary termination of employment by the
Company or the Bank without cause, or if the Executive resigns for Good Reason, as defined in the Agreement, Executive will be entitled to the equivalent of twelve (12) months’ base salary in effect as of the date of termination payable in equal installments over a 12-month period plus the reimbursement of Cobra related expenses for a period of twelve (12) months; and

•                  Upon a Change of Control, as defined in the Agreement, which results in the termination of Executive without cause, or upon the resignation of the Executive following a Change of Control for Good Reason, the Executive will be entitled to the equivalent of two (2) times the highest annual cash compensation amount paid to Executive during the three (3) years preceding the Change of Control payable in installments over a twenty-four month period.

The foregoing description is qualified in its entirety by reference to the Agreement, which is filed herewith as Exhibit 10.11.

Item 9.01               Financial statements and exhibits.

(d)           Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
10.11	Employment Agreement dated March 1, 2010 between Manhattan Bancorp, Bank of Manhattan, N.A. and Deepak Kumar

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2010	MANHATTAN BANCORP

	By:	/s/ Dean Fletcher
Dean Fletcher
Executive Vice President and Chief Financial Officer